Exhibit 99.3

March 29, 2006

Via Electronic Mail, Facsimile and Federal Express

S. Craig Omer

Audit Partner

KPMG LLP

Suite 1500

15 West South Temple

Salt Lake City, Utah 84101-9901

                Re: Letter from KPMG LLP dated March 27, 2006

Dear Mr. Omer:

                The Board of Directors of Nature’s Sunshine Products, Inc. (the “Company”), has considered the points made in KPMG LLP’s (“KPMG”) March 27, 2006 letter to Kristine Hughes and wishes to provide KPMG with the Board’s response. The Board is committed to taking prompt actions to address the issues raised in the ongoing independent investigation being overseen by the Special Committee, including implementing the remedial measures recommended by the independent investigators. With the concurrence of the independent investigators, certain personnel actions will await receipt of the final report. As you know, we have already begun to implement many of the recommended remedial measures and will provide KPMG with our plan, including a timetable, for implementing the remedial measures on or before April 10, 2006, as requested.

                In accordance with the recommendations of the independent investigators, on March 29, 2006, Franz Cristiani was replaced by Larry Deppe as the Chairman of the Audit Committee. In addition, in an effort to enhance our Board of Directors and Audit Committee, Robert Bowen, who has been serving as an advisor to the Audit Committee in connection with the investigation, has been elected to the Board and placed on the Audit Committee.

                Pending the conclusion of the investigation, the function of chief executive officer will be performed by an executive committee consisting of Stephen Bunker, Chief Financial Officer; John DeWyze, Executive Vice President, Operations; Robert Shaffer, President—Nature’s Sunshine Products International; and Greg Halliday, President—Nature’s Sunshine Products U.S., and overseen by me as Chairman of the Board. During this interim period, Douglas Faggioli will continue as an employee of the Company but will not be a member of the Board. The independent investigators have agreed that these interim steps are appropriate and consistent with their recommendations.

                In addition, the Company has voluntarily disclosed the potential violations of law raised in the investigation to the U.S. Department of Justice and U.S. Securities and Exchange Commission as noted in its current report on Form 8-K filed on March 20, 2006 and has notified

Mr. S. Craig Omer

Audit Partner

KPMG LLP

March 29, 2006

the Nasdaq that the Company will not file its complete Form 10-Q for the quarter ended September 30, 2005 or its Form 10-K for the fiscal year ended December 31, 2005 by March 31, 2006. As a result, the Company expects that its common stock will be delisted from the Nasdaq National Market.

                Please contact me at 801-342-4401 if you would like to discuss the matters set out in this letter.

Sincerely,

Kristine Hughes,
on behalf of the Board of Directors of
Nature’s Sunshine Products, Inc.